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                                                                    EXHIBIT 99.6



                              NON-SOLICITATION AGREEMENT

         THIS NON-SOLICITATION AGREEMENT (the "Agreement") is made and entered into this 2nd day of September 1997, by and between Computer Products, Inc., a Florida corporation ("CPI"), and Ronald D. Schmidt (the "Shareholder").

                                 W I T N E S S E T H:

         WHEREAS, the Shareholder is a principal shareholder of Zytec Corporation, a Minnesota corporation ("Zytec");

         WHEREAS, CPI, CPI Acquisition Corp., a Minnesota corporation and wholly-owned subsidiary of CPI ("CPI Sub"), and Zytec contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") of even date herewith providing, among other things, for the merger (the "Merger") of CPI Sub with and into Zytec (capitalized terms not otherwise defined herein shall be as defined in the Merger Agreement);

         WHEREAS, the Board of Directors of Zytec has adopted resolutions approving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, CPI wishes to consummate the Merger pursuant to the terms and conditions of the Merger Agreement; however, before executing the Merger Agreement, CPI requires certain assurances and commitments from the Shareholder as set forth herein; and

         WHEREAS, in order to induce CPI to enter into the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

         1. NON-SOLICITATION. During the term of the Shareholder's relationship with CPI (including the Surviving Corporation in and after the Merger) as a director and/or employee thereof following the consummation of the Merger with CPI, or any subsidiary thereof, and for a period of two (2) years after the termination or expiration of such relationship (such period, the "Non-Solicitation Period"), the Shareholder shall not, directly or indirectly, hire, offer to hire, divert, entice away, solicit or in any other manner persuade or attempt to persuade ("Solicitation") any person who is, or was, at any time within the twelve (12) months prior to such Solicitation, an officer, director, employee, agent, licensor, licensee, customer, or supplier of CPI or any of its Affiliates to discontinue, cease or alter his, her or its relationship therewith.

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         2.   NON-DISRUPTION.  During the Non-Solicitation Period, the
Shareholder shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any present or prospective relationship, contractual or otherwise, between CPI or any of its Affiliates, on the one hand, and any of its customers, suppliers or employees, on the other hand.

         3. CONFIDENTIALITY. The Shareholder shall not use for his own behalf or divulge to any other person or entity any confidential information or trade secrets of or relating to CPI or any of its Affiliates in any manner whatsoever (except as authorized and required in connection with the Shareholder's relationship with CPI or any of its Affiliates during the term of such relationship or except as may be required under legal process by subpoena or other court order; PROVIDED, HOWEVER, that the Shareholder shall give CPI prompt prior written notice thereof in order to contest such requirement or order). The Shareholder further covenants and agrees that he shall not, at any time, take or remove from the property of CPI or any of its Affiliates any documents, copies, records, extracts or materials containing any such confidential information or trade secrets. As used herein, confidential information shall consist of all information, knowledge or data relating to CPI or any of its Affiliates (including, without limitation, all information relating to inventions, procedures and operations, processes and methods, financial information, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.

         4. REMEDIES UPON BREACH. The Shareholder acknowledges and agrees that (a) CPI shall be irreparably injured in the event of a breach by the Shareholder of any of the Shareholder's obligations under this Agreement; (b) monetary damages shall not be an adequate remedy for any such breach; (c) CPI shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims which the Shareholder may have against CPI, whether under this Agreement or otherwise, shall not be a defense to the enforcement by CPI of any of its rights under this Agreement.

         5. REASONABLENESS OF PROVISIONS, SEVERABILITY. Each of the Shareholder and CPI acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties hereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. The Shareholder

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expressly understands and agrees that although both he and CPI consider the covenants and agreements contained in this Agreement, including the restrictions contained in Paragraphs 1, 2 and 3 hereof to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restrictions contained herein, or any other provision or restriction contained herein, is an unenforceable provision or restriction against the Shareholder, the provisions and restrictions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any provision or restriction contained in this Agreement is unenforceable, and such provision or restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the remaining provisions and restrictions contained herein, which shall be deemed severable from the unenforceable provision or restriction and remain in full force and effect.

         6. NOT AN EMPLOYMENT AGREEMENT. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide or continue to provide employment to the Shareholder. The provisions of this Agreement shall be operative regardless of the continuation or reasons for any termination of the Shareholder's relationship with CPI and regardless of the performance or nonperformance by any party under this Agreement.

         7. GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflict of laws provisions thereof.

         8. ENTIRE AGREEMENT. This Agreement constitutes and contains the entire agreement and understanding concerning the subject matter hereof between the parties, and supersedes and replaces all prior agreements, whether written or oral, concerning the subject matter hereof.

         9. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given when delivered by hand, or when delivered if mailed by registered or certified mail or private courier service, postage prepaid, to the respective addresses as follows:
         If to CPI, to:

              Computer Products, Inc.
              7900 Glades Road, Suite 500
              Boca Raton, FL 33434

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              Attn:  Richard J. Thompson

         Copy to:

              Hertzog, Calamari & Gleason
              100 Park Avenue
              New York, New York  10017
              Attn:  Stephen A. Ollendorff, Esq.

         If to the Shareholder, to:

              Ronald D. Schmidt
              7575 Market Place Drive
              Eden Prairie, MN 55344

or to such other address(es) as either party hereto shall have designated by like notice to the other party hereto.

         10. AMENDMENTS; NO WAIVER. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         11. ASSIGNMENT. This Agreement may be assigned by CPI to any of its Affiliates and to any non-Affiliate of CPI that shall succeed to the business and assets of CPI or the Surviving Corporation. This Agreement is personal to the Shareholder and the Shareholder may not assign any rights or delegate any responsibilities hereunder.

         12. BINDING EFFECT; BENEFIT. This Agreement shall be binding upon execution and shall become effective upon consummation of the Merger. This Agreement shall thereafter continue in effect and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns, legal representatives and beneficiaries.

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         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


                                  COMPUTER PRODUCTS, INC.



                                  By: /s/ Joseph M. O'Donnell
                                      -----------------------
                                      Name:
                                      Title:



                                  /s/ Ronald D. Schmidt
                                  ---------------------
                                  Ronald D. Schmidt


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